                                                                        FOR IMMEDIATE RELEASE
                                                                                    May 1, 2008

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal Second Quarter 2008 Results

CHARLOTTE, N.C.-May 1, 2008--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal second quarter ended March 30, 2008 increased by 9.4% to $976 million from $892 million in the second quarter of fiscal 2007. For the 26 weeks ended March 30, 2008, consolidated sales of $1.95 billion were 10.1% above the $1.77 billion for the comparable period of fiscal 2007. The overall increase in consolidated sales during the quarter, and fiscal year to date, was attributable to sales increases at the Company's Harris Teeter supermarket subsidiary that were partially offset by sales declines at the Company's American & Efird ("A&E") sewing thread and technical textiles subsidiary.

The Company reported that consolidated net income increased by 20.4% to $24.1 million, or $0.50 per diluted share, in the second quarter of fiscal 2008 from $20.0 million, or $0.42 per diluted share, in the prior year second quarter. For the 26 weeks ended March 30, 2008, consolidated net income increased by 23.8% to $47.4 million, or $0.98 per diluted share, from $38.3 million, or $0.80 per diluted share, in the same period of fiscal 2007. The increase for both the fiscal quarter and 26-week period was driven by improved operating profit at Harris Teeter.

Harris Teeter sales increased by 10.9% to $893.1 million in the second quarter of fiscal 2008 compared to sales of $805.6 million in the second quarter of fiscal 2007. For the 26 weeks ended March 30, 2008, sales rose 11.7% to $1.79 billion from $1.60 billion in the same period of fiscal 2007. The increase in sales was attributable to incremental new stores and comparable store sales increases of 3.28% for the 2008 second fiscal quarter and 3.83% for the 26-week period.

During the first half of fiscal 2008, Harris Teeter opened 6 new stores, closed 1 older store (which was replaced by a new store) and completed the major remodeling of 3 stores (2 of which were expanded in size). Since the second quarter of fiscal 2007, Harris Teeter has opened 18 new stores, while closing or divesting 5 stores, for a net addition of 13 stores. Harris Teeter operated 169 stores at March 30, 2008.

Operating profit at Harris Teeter increased by 21.3% to $46.4 million (5.19% of sales) for the second quarter of fiscal 2008 as compared to $38.2 million (4.75% of sales) in the prior year period (an improvement of 44 basis points). For the 26 weeks ended March 30, 2008, operating profit was $90.6 million (5.06% of sales), an increase of 23.0% from $73.7 million (4.60% of sales) in the prior year period (an improvement of 46 basis points).

Operating profit was impacted by new store pre-opening costs of $4.2 million (0.47% of sales) and $4.6 million (0.57% of sales) in the second quarter of fiscal 2008 and fiscal 2007, respectively.  Pre-opening costs for the 26-week periods ended March 30, 2008 and April 1, 2007 were $7.8 million (0.44% of sales) and $9.6 million (0.60% of sales), respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

Harris Teeter's operating profit improved primarily as a result of increased store sales attributed to comparable store sales gains driven by our continuous attention to customer service, and through targeted promotional spending and retail pricing programs. The sales increases, along with a continued emphasis on operational efficiencies and cost controls, have provided the leverage to offset the incremental costs associated with Harris Teeter's new store program (pre-opening costs and incremental start-up costs), increased associate benefit costs, credit and debit card fees, supply costs and other occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We are pleased to report continued positive comparable store sales gains and operating profit increases at Harris Teeter. We have achieved these results while opening 18 new stores, representing 11.5% of our existing store base, during the last twelve months.  Our commitment to providing our customers with a superior shopping experience together with our focused promotional strategies have enabled us to continue to grow our market share and our customer base."

A&E sales were $82.5 million for the second quarter of fiscal 2008 as compared to $86.3 million in the second quarter of fiscal 2007 and were $162.6 million for the 26 weeks ended March 30, 2008, as compared to $170.8 million in the 26-week period ended April 1, 2007. Foreign sales accounted for approximately 55% of A&E's fiscal 2008 sales as compared to foreign sales of approximately 54% in fiscal 2007 for both the quarterly and the 26-week periods.

A&E recorded an operating loss of $0.7 million for the second quarter of fiscal 2008 as compared to operating profit of $0.3 million in the second quarter of fiscal 2007.  For the 26 weeks ended March 30, 2008, A&E's operating loss was $0.5 million as compared to operating profit of $0.7 million for the same period of fiscal 2007.  Management continues to rationalize A&E's operations in the Americas and focus on providing best-in-class service to its customers while expanding its product lines throughout A&E's supply chain.

Dickson said, "The challenging retail environment that we faced in many parts of the world last year has continued through the first half of fiscal 2008. We remain committed to our strategic plans that will transform A&E's business to a more Asian-centric global supplier of sewing thread, embroidery thread and technical textiles.  As part of these plans, on April 7, 2008 we completed the previously announced joint venture with Vardhman Textiles Limited ("Vardhman"), to manufacture, distribute and sell sewing thread for industrial and consumer markets within India and for export markets.  A&E will own 35% of the joint venture with an option to acquire an additional 14% over the next 5 years.  We are very excited about this joint venture and the opportunity to grow the business together in this important region of Asia.  We will continue to evaluate A&E's structure to best position A&E to take advantage of opportunities available through its enhanced international operations."

For the first half of fiscal 2008, depreciation and amortization for the consolidated Ruddick Corporation totaled $54.9 million and capital expenditures totaled $92.3 million. Total capital expenditures during the 26 weeks ended March 30, 2008 were comprised of $88.1 million for Harris Teeter and $4.2 million for A&E.  During the first half of fiscal 2008, Harris Teeter made an additional net investment of $1.0 million ($3.3 million additional investments less $2.3 million received from property investment sales and partnership distributions) in connection with the development of certain of its new stores.  Additionally, A&E invested $24.1 million in connection with its joint venture with Vardhman.  The purchase price of the joint venture investment was deposited into escrow prior to the end of the second quarter of fiscal 2008 and the transaction closed on April 7, 2008.

Harris Teeter's continued improvement in operating performance and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  Harris Teeter plans to open an additional nine new stores (one of which will replace an existing store) and complete the major remodeling on four more stores (two of which will be expanded in size) during the remainder of fiscal 2008.  The new store development program for fiscal 2008 is expected to result in an 8.9% increase in retail square footage, as compared to an 11.9% increase in fiscal 2007.  Harris Teeter routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Harris Teeter's capital expenditures are presently planned to be approximately $202 million for fiscal 2008 and calls for the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Fiscal 2008 consolidated capital expenditures are planned to total approximately $212 million, consisting of $202 million for Harris Teeter and $10 million for A&E.  Such capital investment is expected to be financed by internally generated funds and borrowings under the Company's revolving credit facility.

The Company's management remains cautious in its expectations for the remainder of fiscal 2008 due to the intensely competitive retail grocery market, unprecedented rise in commodity price indexes, and challenging textile and apparel environment. Pre-opening and start-up costs associated with the increased number of new store openings could prove challenging. Further operating improvement will be dependent on the Company's ability to offset increased operating costs with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight southeastern states and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		26 WEEKS ENDED
	March 30,	April 1,	March 30,	April 1,
	2008	2007	2008	2007
NET SALES
Harris Teeter	$ 893,064	$ 805,575	$1,789,668	$1,601,836
American & Efird	82,508	86,260	162,647	170,773
Total	975,572	891,835	1,952,315	1,772,609

COST OF SALES
Harris Teeter	609,109	554,343	1,232,286	1,107,760
American & Efird	65,092	67,587	127,625	133,532
Total	674,201	621,930	1,359,911	1,241,292

GROSS PROFIT
Harris Teeter	283,955	251,232	557,382	494,076
American & Efird	17,416	18,673	35,022	37,241
Total	301,371	269,905	592,404	531,317

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	237,591	213,000	466,783	420,406
American & Efird	18,126	18,328	35,502	36,492
Corporate	1,578	2,004	3,157	4,035
Total	257,295	233,332	505,442	460,933

OPERATING PROFIT (LOSS)
Harris Teeter	46,364	38,232	90,599	73,670
American & Efird	(710)	345	(480)	749
Corporate	(1,578)	(2,004)	(3,157)	(4,035)
Total	44,076	36,573	86,962	70,384

OTHER EXPENSE (INCOME)
Interest expense	4,950	4,445	9,911	8,822
Interest income	(107)	(85)	(197)	(115)
Net investment loss (gains)	41	53	95	26
Minority interest	111	135	198	305
Total	4,995	4,548	10,007	9,038

INCOME BEFORE TAXES	39,081	32,025	76,955	61,346
INCOME TAXES	15,019	12,035	29,545	23,059
NET INCOME	$ 24,062	$ 19,990	$ 47,410	$ 38,287

NET INCOME PER SHARE:
Basic	$ 0.50	$ 0.42	$ 0.99	$ 0.81
Diluted	$ 0.50	$ 0.42	$ 0.98	$ 0.80

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,815	47,577	47,834	47,505
Diluted	48,265	48,076	48,314	48,025

DIVIDENDS DECLARED PER SHARE - Common	$ 0.12	$ 0.11	$ 0.24	$ 0.22

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 30,	April 1,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 29,158	$ 20,418
Accounts Receivable, Net	94,501	91,279
Inventories	297,104	286,584
Deferred Income Taxes	12,110	13,630
Prepaid Expenses and Other Current Assets	23,182	20,727
Total Current Assets	456,055	432,638

PROPERTY, NET	924,065	765,995
INVESTMENTS	102,620	105,255
ESCROW DEPOSIT ON ACQUIRED INVESTMENT	24,082	-
DEFERRED INCOME TAXES	9,735	-
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	26,486	31,326
OTHER LONG-TERM ASSETS	72,715	66,785

Total Assets	$ 1,623,927	$ 1,410,168

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 10,564	$ 13,772
Current Portion of Long-Term Debt and Capital Lease Obligations	8,256	8,201
Accounts Payable	202,104	186,461
Federal and State Income Taxes	1,035	1,542
Deferred Income Taxes	506	-
Accrued Compensation	56,578	47,319
Other Current Liabilities	76,207	71,522
Total Current Liabilities	355,250	328,817

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	331,050	232,432
DEFERRED INCOME TAXES	1,106	4,075
PENSION LIABILITIES	67,545	55,830
OTHER LONG-TERM LIABILITIES	90,111	77,353
MINORITY INTEREST	5,907	6,000

SHAREHOLDERS' EQUITY:
Common Stock	80,183	77,331
Retained Earnings	729,807	662,168
Accumulated Other Comprehensive Income (Loss)	(37,032)	(33,838)
Total Shareholders' Equity	772,958	705,661

Total Liabilities and Shareholders' Equity	$ 1,623,927	$ 1,410,168

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	26 WEEKS ENDED
	March 30,	April 1,
	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 47,410	$ 38,287
Non-Cash Items Included in Net Income
Depreciation and Amortization	54,904	48,922
Deferred Income Taxes	(4,005)	(8,804)
Net Loss (Gain) on Sale of Property	68	(170)
Impairment Losses	113	617
Share-Based Compensation	2,766	2,049
Other, Net	208	(485)
Changes in Operating Accounts Utilizing Cash	(18,638)	(5,582)
NET CASH PROVIDED BY OPERATING ACTIVITIES	82,826	74,834

INVESTING ACTIVITIES
Capital Expenditures	(92,280)	(87,898)
Purchase of Other Investments, Including Escrow Deposit	(27,352)	(2,980)
Proceeds from Sale of Property	3,071	7,584
Return of Partnership Distributions	129	5,490
Investments in Company-Owned Life Insurance	(1,091)	(2,497)
Other, Net	(284)	(795)
NET CASH USED IN INVESTING ACTIVITIES	(117,807)	(81,096)

FINANCING ACTIVITIES
Net (Payments on) Proceeds from Short-Term Debt Borrowings	(769)	3,510
Net (Payments on) Proceeds from Revolver Borrowings	(38,000)	7,300
Proceeds from Long-Term Debt Borrowings	100,077	-
Payments on Long-Term Debt and Capital Lease Obligations	(8,215)	(7,611)
Dividends Paid	(11,595)	(10,541)
Proceeds from Stock Issued	2,011	3,715
Share-Based Compensation Tax Benefits	1,375	1,262
Purchase and Retirement of Common Stock	(6,601)	-
Other, Net	(1,300)	(143)
NET PROVIDED BY (CASH USED) IN FINANCING ACTIVITIES	36,983	(2,508)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,002	(8,770)
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	409	-
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	26,747	29,188

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 29,158	$ 20,418

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 9,308	$ 9,209
Income Taxes	26,356	22,658
Non-Cash Activity:
Assets Acquired Under Capital Leases	19,276	2,975

RUDDICK CORPORATION
OTHER STATISTICS
March 30, 2008
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
2nd Fiscal Quarter	$ 23.5	$ 4.7	$ 0.1	$ 28.3
Fiscal Year to Date	45.7	9.1	0.1	54.9

Capital Expenditures:
2nd Fiscal Quarter	$ 47.2	$ 2.3	$ -	$ 49.5
Fiscal Year to Date	88.1	4.2	-	92.3

Purchase of Other Investment Assets:
2nd Fiscal Quarter	$ 2.5	$ 24.1	$ -	$ 26.6
Fiscal Year to Date	3.3	24.1	-	27.4

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		166		164
Opened during the period		4		6
Closed during the period		(1)		(1)
Stores in operation at end of period		169		169

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		3.28%		3.83%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.